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                      FORM OF PRICING RECOMMENDATION LETTER

                                  [Letterhead]





Date:  August __, 2000

C. Paul Sandifur, Jr., President
Metropolitan Investment Securities, Inc.
601 W. 1st Ave.
Spokane, Washington  99201


Re: Pricing Recommendation Letter of Roth Capital Partners Incorporated Summit Securities, Inc., Offering of $22,500,000 in
     Principal Amount of 9.50% Notes due 2005


Dear Mr. Sandifur:

     This letter will serve to confirm our engagement as a "qualified independent underwriter" as that term is defined in subparagraph (b)(15) of Rule 2720 to the NASD Conduct Rules, as amended ("Rule 2720").

     Based upon our review of the registration statement, and the performance of "due diligence" as required in subparagraph (c)(3) to Rule 2720, it appears that the yield on the 9.50% Notes due 2005 is no lower than we would recommend, and it appears that the exchange value of the 9.50% Notes due 2005 is no lower than we would recommend.

     We hereby consent to the use of our name as a "qualified independent underwriter," in the Registration Statement filed by Summit Securities, Inc. with respect to the above-referenced matter.


                                       Very truly yours,

                                       ROTH CAPITAL PARTNERS INCORPORATED

                                       By:
                                          -------------------------------



cc: National Association of Securities Dealers, Inc.